Exhibit 99.1


Corporate Headquarters                                              May 18, 2004
3406 West Main Street
Tupelo, MS 38801


Released by:      Ellen Kennedy
                  (662) 842-2834, Ext. 109


                             HANCOCK FABRICS REPORTS
                          2004's FIRST QUARTER RESULTS

Hancock Fabrics, Inc. (NYSE symbol: HKF) today announced the unaudited results of 2004's first quarter.

Sales in the 13 weeks ended May 2, 2004 decreased 2.4% to $105.1 million from $107.6 million in the same quarter of 2003. Net earnings were $816 thousand, or $.04 per diluted share, compared with $4.1 million, or $.22 per diluted share, in 2003's first quarter.

Comparable store sales declined 3.2% in the first quarter of 2004 following a 4.2% increase a year ago.

In commenting on the results, Larry G. Kirk, Chief Executive Officer, stated, "The first quarter's results were very disappointing. Although normal store operating costs were reasonably well controlled, nonrecurring expenses were magnified by the negative leverage of lower comparable store sales.

In hindsight, we did not have a strong enough offering of spring merchandise, and it was late reaching our stores as a result of the transitioning of distribution operations to our new Baldwyn, MS facility. Although customer traffic increased from a year ago, our average sale was lower because of the shortage and lateness of spring product. In addition, except for the high-end shoppers, consumers are buying at lower price points. We were also more active in clearing seasonal goods during the quarter, which put pressure on gross margins. In addition to extra overtime, temporary labor and transport costs to complete the distribution center move in February, other nonrecurring costs in the quarter served to push expense percentages higher given the negative sales leverage," Kirk continued.

Hancock Fabrics, Inc.                                               Page 2
Press Release                                                       May 18, 2004


"Inventories were up about 3.3% from a year ago as a result of several product lines that have been added or expanded in the last 12 months. However, seasonal clearance activity offset some of the increase from new items. Despite the current pressure on earnings and much higher capital expenditures relating to the new D/C and the accelerated installation of store point-of-sale systems, the balance sheet is in good condition with $23 million in outstanding debt at quarter end versus $17 million a year ago," Kirk said.

"Admittedly, the costs and the disruptions of relocating our distribution operation to the new facility have been higher than we expected, with sales, gross margins and expenses being affected to varying extents. For seasonal reasons, the coming quarter will also be difficult. Unlike the last half of the year when we have multiple leader items or groups at higher price points and longer gross margins, the summer quarter is predominately a clearance time of year.

Store growth results were somewhat skewed due to the closing of three stores late in the first quarter and the opening of the new replacement stores early in the second quarter. We expect to open 10-12 stores and close 7-10 units in the second quarter, and we still plan to have 10 or more net additions in the full year," Kirk said.

"The first quarter was a case of having a number of things go the wrong way at the same time, including some nonrecurring costs. But, it doesn't change our commitment to the strategic and structural initiatives that are underway. We are concentrating now on realizing the benefits of the new distribution capability - in more frequent, responsive deliveries to our stores and in more efficiency in inventory, freight and operating costs. We are pressing ahead with the installation of our point-of-sale system, which was operating in 224 stores at quarter end. We are also involved in a comprehensive market study in the first and second quarters that will help us in targeting new customers and high potential areas for store growth. It is important to take advantage of the Company's financial strength to position for sustainable success in a rapidly changing retailing environment, and we are committed to that course," Kirk concluded.

Hancock Fabrics, Inc.                                               Page 3
Press Release                                                       May 18, 2004


During the quarter, Hancock opened three stores and closed six. The Company currently operates 430 retail fabric stores in 42 states, supplies various independent wholesale customers and operates an internet store under the domain name, www.hancockfabrics.com

Hancock Fabrics, Inc. is a retail and wholesale merchant of fabric and related home sewing and decorating accessories.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's suppliers and/or its distribution center and its stores, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Hancock Fabrics,Inc.                                                Page 4
Press Release                                                       May 18, 2004

                    COMPARATIVE FINANCIAL SUMMARY (unaudited)
                  (000's omitted, except for per share amounts)


                           13 Weeks        13 Weeks
                          May 2, 2004     May 4, 2003
                         ------------    -------------

Sales                    $  105,089       $  107,636

Cost of Goods Sold
  After LIFO Effect          52,606           52,897
                         ------------    -------------

  Gross Profit               52,483           54,739

Expenses:
  Selling, G&A               49,379           46,820
  Dep'n/Amort                 1,710            1,452
                         ------------    -------------
                             51,089           48,272
                         ------------    -------------

Operating Income              1,394            6,467

Interest Expense                124               94
Interest Income                (12)              (17)
                         ------------    -------------

Earnings Before
  Income Taxes                1,282            6,390


Income Taxes                    466            2,319
                         ------------    -------------

Net Earnings             $      816       $    4,071
                         ============    =============

Earnings Per Share

    Basic                $     0.05       $     0.23
                         ============    =============

    Diluted              $     0.04       $     0.22
                         ============    =============


Average Shares
  Outstanding (000's)

    Basic                    17,994           17,790

    Diluted                  18,791           18,684

LIFO Charge (Credit)
  Included in
  Cost of Goods Sold     $    (150)       $        0

Hancock Fabrics,Inc.                                                Page 5
Press Release                                                       May 18, 2004

                           CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                            May 2,             May 4,
                                                             2004               2003
                                                         --------------    --------------
ASSETS:
Current assets:
    Cash and cash equivalents                            $      3,246      $     3,928
    Inventories                                               150,963          146,106
    Other current assets                                        2,871            2,429
                                                         --------------    --------------

       Total current assets                                   157,080          152,463

Property and equipment, at depreciated cost                    63,357           43,976
Pension payment in excess of required contribution             15,406           18,049
Other assets                                                   13,412           12,424
                                                         --------------    --------------

                                                         $    249,255      $   226,912
                                                         ==============    ==============


LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Accounts payable and other liabilities               $     57,464      $    56,760
    Income taxes                                                4,897            7,347
                                                         --------------    --------------

       Total current liabilities                               62,361           64,107

Long-term debt obligations                                     23,000           17,000
Postretirement benefits other than pensions                    22,533           22,077
Other noncurrent liabilities                                    9,543            5,416
Shareholders' equity                                          131,818          118,312
                                                         --------------    --------------

                                                         $    249,255      $   226,912
                                                         ==============    ==============




Released at 4:00 P. M.
Tupelo, MS